UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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YOUNG INNOVATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YOUNG INNOVATIONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 12, 2005

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Young Innovations, Inc. (the “Company”) will be held at the St. Louis Airport Marriott, 10700 Peartree Lane, St. Louis, Missouri, 63134, on May 12, 2005, at 10:00 A.M., St. Louis time, for the following purposes:

1.                To elect five Directors to serve until the Annual Meeting of Shareholders in 2006 or until their successors are duly elected and qualified; and

2.                To consider and transact such other business as may properly come before the meeting.

Only shareholders whose names appear of record at the Company’s close of business on March 21, 2005 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors,
Alfred E. Brennan
Vice Chairman of the Board of Directors and Chief Executive Officer
April 8, 2005
Earth City, Missouri

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. SHAREHOLDERS CAN HELP THE COMPANY AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD. THE PRESENCE, IN PERSON OR BY PROPERLY EXECUTED PROXY, OF A MAJORITY OF THE COMMON STOCK OUTSTANDING ON THE RECORD DATE IS NECESSARY TO CONSTITUTE A QUORUM AT THE ANNUAL MEETING.

YOUNG INNOVATIONS, INC.

13705 Shoreline Court East

Earth City, Missouri 63045

PROXY STATEMENT

Annual Meeting of Shareholders
to be held May 12, 2005

This Proxy Statement is being furnished to the common shareholders of Young Innovations, Inc. (the “Company”) on or about April 8, 2005 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders (the “Annual Meeting”) to be held on May 12, 2005 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting.

Holders of shares of common stock, par value $0.01 per share (“Shares” or the “Common Stock”), of the Company at its close of business on March 21, 2005 (the “Record Date”) will be entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 9,028,996 shares of Common Stock were outstanding. Holders of Common Stock (the “Shareholders”) are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

Election of each Director requires the affirmative vote of holders of a majority of the Shares represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes are counted in the number of shares present in person or represented by proxy for purposes of determining whether a quorum is present, but not for purposes of election of directors.

Shareholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting. The presence, in person or by properly executed proxy, of a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

All Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board’s director nominees. The Board of Directors of the Company does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement, that will come before the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and dating a subsequent proxy relating to the Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Young Innovations, Inc., 13705 Shoreline Court East, Earth City, Missouri 63045, Attention: Secretary (telephone number (314) 344-0010).

The proxies are solicited by the Board of Directors of the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone or facsimile transmission, by directors, officers or employees of the Company or persons employed by the Company for the purpose of soliciting proxies. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of Common Stock held of record by such persons, and will be reimbursed for expenses incurred therewith. The cost of solicitation of proxies will be borne by the Company.

The Annual Report to Shareholders for fiscal year 2004 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Company.

The date of this Proxy Statement is April 8, 2005.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to the By-laws of the Company, the Company’s Directors are elected annually and hold office until their successors are duly elected and qualified.

It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below. It is expected that the nominees will serve; but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

The following table sets forth the names, ages, principal occupations and other information respecting the director nominees:

Director	Age	Principal Occupation During Past 5 Years
George E. Richmond	71

Chairman of the Board since 1997, Chief Executive Officer from 1995 to 2002, Director of the Company since its organization in 1995, President of Young Dental Manufacturing Company (“Young Dental”) (predecessor to the Company) from 1961 until 1997.

Alfred E. Brennan	52

Vice Chairman since July 2004 and Chief Executive Officer since January 2002, President from July 1998 to July 2004, Chief Operating Officer of the Company from October 1997 to May 2002, and Director of the Company since August 1997.

Brian F. Bremer(1)(2)(3)	68	Director of the Company since May 1999. Partner in CroBern Management Partnership, a venture capital investment group, since 1995.
Marc R. Sarni(1)(2)(3)	46

Director of the Company since May 2004. Principal, Cornerstone Investment, LLC, a real estate investment, development and property management company since 2003. Managing Director and Head of Healthcare Investment Banking at A.G. Edwards from 1997 to 2003. Member of Board of Managers for Ascension Health Ventures, the health venture-investing subsidiary of Ascension Health. Member of Board of Directors for Hollis-Eden Pharmaceuticals, Inc. since June 2004.

Patrick J. Ferrillo, Jr.(1)(2)(3)	53

Director of the Company since October 2004. Vice Provost and Dean of the University of Nevada—Las Vegas School of Dental Medicine since 2002. Dean of Southern Illinois University School of Dental Medicine from 1985 to 2002.

(1)          Member of Audit Committee.

(2)          Member of Compensation Committee.

(3)          Member of Nominating Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 1 TO APPROVE THE BOARD OF DIRECTORS’ SLATE OF NOMINEES STANDING FOR ELECTION.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors met four times during 2004. All of the acting directors attended at least 75% of the meetings of the Board during the time which they were a Board member in 2004. All acting committee members attended at least 75% of the committee meetings during the time which they were a committee member in 2004. Marc R. Sarni was elected to the Board in May 2004, and he attended all Board and committee meetings subsequent to his appointment. Dr. Patrick J. Ferrillo was elected to the Board of Directors in October 2004, and he attended all Board and committee meetings subsequent to his appointment.

Former Board Members, Arthur L. Herbst, Jr., Richard G. Richmond, Richard P. Conerly, Craig E. LaBarge, James R. O’Brien and Connie H. Drisko, attended at least 75% of the Board and Committee meetings held prior to their respective resignations.

Compensation of Directors

For 2004, non-employee directors of the Company received $1,000 for each Board meeting attended and $500 for each telephonic or committee meeting attended as well as reimbursement for all expenses incurred in attending the meetings. Full-time employees of the Company who serve as directors receive only reimbursement of expenses incurred in attending meetings. Pursuant to the Company’s Amended and Restated 1997 Stock Option Plan each non-employee director of the Company is also eligible to receive a grant of an option to purchase up to 7,500 shares of the Company’s Common Stock. Mr. Bremer was granted 7,500 options upon joining the Board of Directors in 1999.

Effective March 1, 2005, on the recommendation of the Compensation Committee, the Company’s Board of Directors approved new compensation arrangements for its non-employee directors. In lieu of the previous arrangement of paying each non-employee director a fee of $1,000 per Board meeting attended and $500 per telephonic meeting and committee meeting attended, effective March 1, 2005, each non-employee director will receive (i) an annual retainer of $10,000, (ii) $750 per half day of service provided, and (iii) $1,500 per full day of service provided. Each non-employee director, Brian F. Bremer, Patrick J. Ferrillo, Jr., and Marc R. Sarni, was also granted an option to purchase 5,000 shares of common stock of the Company at an exercise price of $35.38 per share. The options are immediately vested and have a ten-year term.

Committees

The Board of Directors has standing Audit, Compensation and Nominating Committees.

The Audit Committee met three times during 2004. From January 1, 2004 through May 5, 2004 the Audit Committee was composed of Richard P. Conerly, Craig E. LaBarge, and Brian F. Bremer. In May 2004, Mr. Conerly retired from our Board of Directors and Audit Committee. As a result, Mr. Bremer assumed the role of Audit Committee Chairman, and Mr. Marc R. Sarni was appointed to the Audit Committee. Subsequently, in October 2004, Mr. LaBarge resigned from the Board of Directors and Audit Committee. Dr. Patrick J. Ferrillo joined the Board of Directors at that time, and was appointed to the Audit Committee to fill the vacancy.

In January 2003, the Board of Directors granted the Audit Committee sole authority to hire the independent accountants and approve non-audit services. The Committee’s responsibilities include evaluation of significant matters relating to the audit and internal controls of the Company and review of the scope and results of audits by the independent auditors. All of the current and former members of the audit committee are independent as defined in the Nasdaq listing standards. The Board of Directors has determined that Messrs. Bremer and Sarni are “audit committee financial experts” as defined by the rules of the SEC and each of Messrs. Bremer and Sarni, and Dr. Ferrillo are “independent” for purposes of Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. At the January 27, 2004 Board of Directors meeting, the Board approved the Audit Committee Charter. The Company’s Audit Committee Charter is available on the Company’s website at www.ydnt.com or free of charge upon written request to Young Innovations, Inc., 13705 Shoreline Court East, Earth City, Missouri 63045, Attention: Secretary.

The Compensation Committee met three times during 2004. From January 1, 2004 through October 19, 2004, the Compensation Committee was composed of Brian F. Bremer, Connie H. Drisko, and James R. O’Brien. Dr. Drisko and Mr. O’Brien resigned from the Board of Directors and Compensation Committee on October 19, 2004. At that time, Mr. Marc R. Sarni and Dr. Patrick J. Ferrillo were named to the Compensation Committee, and Mr. Sarni assumed the role of Compensation Committee Chairman. The Compensation Committee reviews the Company’s remuneration policies and practices, including executive salaries, compensation and other employee benefits, and administers and determines awards under the Company’s Amended and Restated 1997 Stock Option Plan. All of the members of the Compensation Committee are independent as defined in the Nasdaq listing standards. The Company’s Compensation Committee Charter is available on the Company’s website at www.ydnt.com or free of charge upon written request to Young Innovations, Inc., 13705 Shoreline Court East, Earth City, Missouri 63045, Attention: Secretary.

The Nominating Committee did not meet in 2004. From January 1, 2004 through October 19, 2004 the Nominating Committee was comprised of Brian F. Bremer, Craig E. LaBarge and James R. O’Brien. Upon the resignations of Messrs. LaBarge and O’Brien from our Board of Directors and Nominating Committee in October 2004, Mr. Marc R. Sarni and Dr. Patrick J. Ferrillo were appointed to the serve on the Nominating Committee, and Dr. Ferrillo assumed the role of Nominating Committee Chairperson. The Committee is responsible for identifying and nominating individuals to become members of the Board of Directors. All the members of the Nominating Committee are independent as defined in the Nasdaq listing standards. The Company’s Nominating Committee Charter is available on the Company’s website at www.ydnt.com or free of charge upon written request to Young Innovations, Inc., 13705 Shoreline Court East, Earth City, Missouri 63045, Attention: Secretary.

Director Nominations

The Nominating Committee will consider nomination recommendations from shareholders, which should be addressed to the Company’s Secretary at the Company’s principal executive offices. In order for a shareholder to nominate a candidate for director, under the Company’s Bylaws, timely notice of the nomination must be given in writing to the Secretary. Notice of a nomination must include your name, address and number of shares you own; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as well as whether the individual can understand basic financial statements and the candidate’s other board memberships (if any). You must submit the nominee’s consent to be elected and to serve. The Nominating Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

As provided in its Charter, the Nominating Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, incumbent Board members, and shareholders. The committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of shareholders as a whole and not any specific interest group or constituency. The committee will also consider whether the candidate would be “independent” for purposes of Nasdaq and the rules and regulations of the Securities and Exchange Commission (SEC).

The committee may from time to time engage the service of a professional search firm to evaluate potential nominees.

Attendance of Annual Shareholder Meetings

The Company expects all Board members to attend the annual meeting of shareholders, but from time to time, other commitments may prevent all directors from attending each meeting. All directors, except Dr. Patrick J. Ferrillo, who was not appointed to the Board of Directors until October 2004, attended the most recent annual meeting of shareholders, which was held on May 5, 2004.

Shareholder Communications

Shareholders may send communications to Board members by sending a communication to the Board and/or a particular Board member in care of the Company at 13705 Shoreline Court East, Earth City, Missouri 63045, Attention: Secretary. Communications intended for non-management directors should also be sent in care of the Secretary at the address listed above. All communications will then be forwarded by the Secretary to the appropriate Board members.

Code of Ethics

The Company adopted a Code of Ethics that applies to all executive officers, directors and employees. The Code of Ethics defines each individual’s obligations when representing the Company. The Company’s Code of Ethics is available on the Company’s website at www.ydnt.com or free of charge upon written request to Young Innovations, Inc., 13705 Shoreline Court East, Earth City, Missouri 63045, Attention: Secretary.

Compensation Committee Interlocks and Insider Participation

During 2004, no executive officer of the Company served on the Board of Directors or Compensation Committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2004, and no member of the Compensation Committee was formerly an officer of the Company.

EXECUTIVE COMPENSATION

The following table summarizes the annual and long-term compensation earned or awarded to the Company’s Chief Executive Officer and each of the Company’s five other most highly compensated executive officers at December 31, 2004, during the last three fiscal years for services rendered to the Company and its subsidiaries.

Summary Compensation Table

				Long-Term Compensation
					Securities	All Other
	Annual Compensation			Restricted Stock	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Awards ($)(2)	Options (#)(3)	($)(4)
Alfred E. Brennan	2004	$394,616	$180,000	—	—	$7,900
Vice Chairman and	2003	356,692	375,000	—	—	7,900
Chief Executive Officer	2002	350,000	90,000	—	—	10,622
Arthur L. Herbst, Jr.	2004	$316,731	$150,000	—	—	$4,385
President	2003	281,692	300,000	—	—	8,270
	2002	275,000	75,000	—	—	2,448
Christine R. Boehning(5)	2004	$138,462	$50,000	—	—	—
Vice President and	2003	—	—	—	—	—
Chief Financial Officer	2002	—	—	—	—	—
Daniel E. Garrick	2004	$155,769	—	—	—	—
Vice President and	2003	142,154	$75,000	—	12,500	—
Assistant Secretary	2002	125,000	37,500	—	—	—
Daniel J. Tarullo(5)	2004	$119,423	$50,000		—	—
Vice President	2003	21,154	10,000		7,500	—
	2002	—	—		—	—
Stephen T. Yaggy	2004	$124,615	$25,000	—	—	—
Secretary and Controller	2003	112,140	75,000	—	12,500	—
	2002	99,467	30,000	—	—	—

(1)          Annual bonus amounts were earned and accrued during the fiscal years indicated and paid either in the fiscal year indicated or in the following year.

(2)          On October 11, 2001, Mr. Brennan and Mr. Herbst were each granted 60,000 restricted shares. The shares of restricted stock have the same right as shares of Common Stock as to dividends. The restrictions on the shares granted lapse 20% each year starting 1 year from the date of grant. Mr. Brennan and Mr. Herbst each had 24,000 restricted shares as of December 31, 2004. The aggregate market value of 24,000 shares as of December 31, 2004 was $809,520.

(3)          Represents stock options awarded under the Company’s 1997 Amended and Restated Stock Option Plan.

(4)          Includes life and disability insurance premiums paid by the Company.

(5)          Ms. Boehning joined the Company in February 2004. Mr. Tarullo joined the Company in September 2003.

Option Grants in Last Fiscal Year

There were no options granted in 2004.

Option Exercises During 2004 and Option Values at December 31, 2004

The following table sets forth certain information with respect to the named executive officers concerning their respective options exercised during 2004 and unexercised options held and the value thereof at fiscal year-end.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of Securities	Value of Unexercised In-
			Underlying Unexercised	the-Money Options at
			Options at Fiscal Year End (#)	Fiscal Year End ($)(3)
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise (#)(1)	Realized ($)(2)	Unexercisable	Unexercisable
Alfred E. Brennan	34,140	$763,215	204,192/15,000	$4,453,106/$295,650
Arthur L. Herbst, Jr.	8,991	193,486	137,146/15,000	$2,801,307/295,650
Daniel E. Garrick	—	—	39,750/10,250	$645,060/$178,765
Christine R. Boehning	—	—	—	—
Daniel J. Tarullo	—	—	6,750/750	$7,425/$825
Stephen T. Yaggy	—	—	36,375/13,625	$578,539/$245,286

(1)             Includes 14,140 incentive stock options exercised and held by Mr. Brennan and 8,991 incentive stock options exercised and held by Mr. Herbst.

(2)             Value realized represents the difference between the base or exercise price of the option shares and the market price of the option shares on the date the option was exercised, without considering any taxes that may have been owed. The market price was derived from taking the closing price on the date of exercise.

(3)          Based on the closing price of the Company’s stock as quoted on the Nasdaq National Market on December 31, 2004 of $33.73.

Employment Agreements and Change-in-Control Arrangements

In April 2002, the Company entered into an employment agreement with George E. Richmond pursuant to which Mr. Richmond agreed to perform such duties as may be assigned to him by the Company’s Board or Chief Executive Officer through December 31, 2002. The employment agreement was amended on May 14, 2002 to automatically extend for successive one-year periods unless either party terminates the agreement at least 90 days prior to expiration of the initial term or any successive term. Mr. Richmond’s annual base salary under the agreement is $50,000. In exchange for Mr. Richmond agreeing to lifetime restrictions regarding non-disclosure of Confidential Information (as defined in the agreement), non-competition, and non-inducement, the Company shall pay to Mr. Richmond $50,000 per year for the remainder of Mr. Richmond’s life following the termination of Mr. Richmond’s employment with the Company, for any reason other than termination by the Company with Cause (as defined in the agreement). In addition, Mr. Richmond and the Company terminated Mr. Richmond’s employment agreement that was entered into in July 2000.

In June 2002, the Company entered into an employment agreement with Alfred E. Brennan pursuant to which Mr. Brennan agreed to serve as the Company’s President and Chief Executive Officer. The employment agreement expires on June 12, 2005. Mr. Brennan’s current minimum annual base salary is $380,000. If a Change of Control (as defined in the agreement) occurs prior to June 12, 2006, the Company shall pay to Mr. Brennan, within thirty (30) days following the date of the Change of Control, a cash payment amount of up to 2.9999 times Mr. Brennan’s base amount (as such term is used in Section 280G(b)(3) of the Internal Revenue Code).

In June 2002, the Company entered into an employment agreement with Arthur L. Herbst, Jr. pursuant to which Mr. Herbst agreed to serve as the Company’s Chief Operating Officer and Chief Financial Officer. The employment agreement expires on June 12, 2005. Mr. Herbst’s current minimum annual base salary is $305,000. If a Change of Control (as defined in the agreement) occurs prior to June 12, 2006, the Company shall pay to Mr. Herbst, within thirty (30) days following the date of the Change of Control, a cash payment amount of up to 2.9999 times Mr. Herbst’s base amount (as such term is used in Section 280G(b)(3) of the Internal Revenue Code).

Pursuant to restricted stock award agreements with Messrs. Brennan and Herbst, the restrictions on the restricted stock lapse 20% each year starting one year from the date of grant. In the event of a Change in Control (as defined in the agreements), all remaining restrictions will lapse.

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for establishing, analyzing and approving the Company’s remuneration policies and practices for the Company’s executive officers, including salaries, incentive bonuses and other employee benefits. The Committee is also responsible for administering and approving all stock option grants and other equity compensation for executive officers, managers and employees. During 2004, the Committee was comprised of the individuals listed at the end of this report, all of whom qualify as “independent” under applicable Nasdaq rules.

Overview and Philosophy

Executive compensation for 2004 was determined by the Compensation Committee of the Company’s Board of Directors. In developing the Company’s executive compensation policies, the Committee has two principal objectives: 1) attracting, rewarding and retaining officers who possess outstanding talent, and 2) motivating the officers to achieve short-term and long-term corporate objectives that enhance shareholder value. Following annual reviews, the Committee authorizes compensation packages for key executives consisting of: a) base salary, b) performance-based annual incentive bonus and c) long-term stock-based awards.

In evaluating and setting the three components of compensation for executive officers, including the Chief Executive Officer of the Company, the Committee considers a variety of factors. The Committee’s primary objective is to create compensation programs that reward executives for their role in creating shareholder value over the long term. As of December 31, 2004, officers held stock options to purchase 478,838 shares of the Company’s Common Stock, in addition to 48,000 shares of restricted stock.

Base Salary

The Compensation Committee sets the minimum base salary and approves employment agreements for executive officers. See description of Employment Agreements. Adjustments to minimum base salary may be made by the Compensation Committee. Factors that the Compensation Committee may rely on in adjusting the minimum base salary of an executive include: the individual’s level of responsibility and performance; the individual’s contribution toward achieving the Company’s short- and long-term strategic, financial and operating goals; whether the base salary is competitive with companies in the industries and geographic areas in which the Company competes; and any other information which may be available as to the value of the particular individual’s performance and prospective future services to the Company. This information includes comments and performance evaluations by the Company’s Chief Executive Officer. The Committee considers all such data; however, it does not assign a prescribed weight to any given component.

Performance-Based Annual Incentive Bonus

Performance-based annual incentive bonus is paid based on a variety of factors, which the Committee believes help to increase shareholder value over the long term. The Committee considers the individual’s performance in fulfilling their responsibilities and their contribution toward achieving the Company’s strategic, financial and operating goals for the year as well as in prior years; the individual’s success in strategically positioning their area of responsibility for future growth; the extent and nature of the individual’s responsibilities and comparisons with compensation paid to individuals with similar skills and experience.

Long-Term Stock-Based Awards

In general, the Committee believes that equity based compensation should form a significant part of an executive’s total compensation package. Stock options and restricted stock awards are granted to executives because they directly relate the executive’s earnings to the stock price appreciation realized by the Company’s shareholders over the option or vesting period. Stock options also provide executives the opportunity to acquire an ownership interest in the Company. The number of shares covered by each executive’s option or restricted stock award was determined by factors similar to those considered in establishing base salary and bonus and as outlined under the Company’s Amended and Restated 1997 Stock Option Plan. The Committee believes that it is in the long-term interest of shareholders for management to have significant equity holdings so that they are motivated to act like owners.

Restricted Stock Awards

In 2001, the Company granted 60,000 shares of restricted stock to each of Mr. Brennan and Mr. Herbst. The shares of restricted stock were granted to these executives in recognition of their successful efforts to significantly improve the Company’s performance during their tenure with the Company and to provide them with strong incentive to continue to increase the value of the Company during their employment. The restricted stock vests evenly over a period of five years.

Compensation for the Chief Executive Officer

The Committee applies the same standards in establishing the compensation of the Company’s Chief Executive Officer as are used for other executives.

The Committee does not expect that Section 162(m) of the Internal Revenue Code will limit the deductibility of compensation expected to be paid by the Company in the foreseeable future.

Marc R. Sarni, Chairman

Brian F. Bremer

Patrick J. Ferrillo, Jr.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors, corporate accountants and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2004 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and, (ii) have been prepared in conformity with generally accepted accounting principles.

We have discussed with KPMG LLP, our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from KPMG LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between KPMG LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. KPMG LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2004 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company’s independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principals, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

Brian F. Bremer, Chairman
Marc R. Sarni
Patrick J. Ferrillo, Jr.

PERFORMANCE GRAPH

The following graph and table compare the cumulative total shareholder return on the Company’s Common Stock from December 31, 1999 through December 31, 2004, with the Russell 2000 Index and the S&P Health Care Index. The comparisons reflected in the table and graph are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The table and graph assume an investment of $100 in the Common Stock and the indexes on December 31, 1999 and the reinvestment of all dividends.

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
YOUNG INNOVATIONS, INC	100.00	131.06	176.67	237.64	368.34	346.79
RUSSELL 2000 INDEX	100.00	96.98	99.39	79.03	116.38	137.71
S & P HEALTH CARE INDEX	100.00	137.05	120.68	97.96	112.71	114.60

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004 with respect to shares of the Company’s Common Stock that may be issued under equity compensation plans.

	(a)	(b)	(c)
Number of Securities Remaining
	Number of Securities to be	Weighted Average	Available for Future Issuance
	Issued Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders(1)	649,213	$14.95	329,150
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	649,213	$14.95	329,150

(1)          The plan was created upon the completion of the Company’s initial public offering on November 7, 1997. At that time, 750,000 shares were placed into the plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company acquired substantially all the assets and assumed a portion of the liabilities of Obtura Corporation and Earth City Technologies (collectively “Obtura Spartan”) on December 1, 2003. George Richmond owned a 20% interest in Earth City Technologies at the time of the closing of the acquisition. The transaction was unanimously approved by the independent directors of the Company. The Company paid approximately $12,572,000 in cash, excluding transaction costs, with money held in escrow pending the settlement of any indemnification claims. In 2004, the final terms of the transaction and the escrow were settled, and the final purchase price was $12,347,000. The results of operations for Obtura Spartan are included in the consolidated financial statements since December 1, 2003.

Richard G. Richmond, George E. Richmond’s son and a former director, acts as an independent consultant to the Company. In 2004, consulting fees paid to Mr. Richmond totaled $80,759.

In October 2004, the Company repurchased 3,774 shares from both Alfred Brennan and Arthur Herbst to remit tax withholdings on their restricted stock in lieu of cash payment. Proceeds from each person’s transaction for tax withholdings were approximately $133,000. The Company also purchased 5,604 shares from Mr. Brennan and 3,564 shares from Mr. Herbst in payment for incentive stock options in October 2004. Proceeds from the repurchase related to each person’s incentive stock option transactions were approximately $198,000 for Mr. Brennan and $126,000 for Mr. Herbst. The purchase price was determined using the average of the high and low prices, as quoted by the Nasdaq National Stock Market, on the last trading day prior to the transaction.

On April 1, 2002, the Company entered into a consulting agreement with GER Consulting, Inc. (“GER”) pursuant to which GER provides consulting services to the Company through December 31, 2002. George Richmond is the sole shareholder of GER. Under the terms of the consulting agreement, the Company pays GER $4,167 monthly. During 2004, the Company paid $54,000 in consulting fees to GER under the terms of the consulting agreement. The consulting agreement was amended on May 14, 2002 to automatically extend for successive one-year periods unless either party terminates the agreement 90 days of its initial term or any successive term. In 2004, the Company also paid GER $137,000 for use of its aircraft by Mr. Richmond and certain corporate personnel while working on behalf of the Company.

The Company has adopted a policy that all transactions between the Company and any affiliated party will be approved by a majority of the members of the Company’s Board of Directors, by a majority of the independent and disinterested Directors and the Audit Committee and will continue to be on terms no less favorable to the Company than terms the Company believes would be available from unaffiliated third parties.

The Company believes that the terms of each of the above transactions are at least as favorable as those which could have been obtained from unrelated parties.

SECURITIES BENEFICIALLY OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information as of March 21, 2005, concerning the ownership of Common Stock by (i) each Director and Director nominee, each of the executive officers named in the Summary Compensation Table included in this Proxy Statement, all Directors, Director nominees and executive officers as a group, and (ii) all persons known by the Company to be the beneficial owners of five percent or more of the Common Stock. On March 21, 2005, there were 9,028,996 shares of Common Stock issued and outstanding. The address of each Director, Director nominee and executive officer listed below is Young Innovations, Inc., 13705 Shoreline Court East, Earth City, Missouri 63045.

	Number of Shares	Percent
Name and Address	Beneficially Owned(1)	of Class
(i) George E. Richmond(2)	3,326,614	37%
Alfred E. Brennan(3)	422,209	5%
Arthur L. Herbst, Jr.(4)	354,562	4%
Brian F. Bremer(5)	17,500	*
Patrick J. Ferrillo, Jr.(6)	5,000	*
Marc R. Sarni(7)	5,000	*
Christine R. Boehning(8)	30,000	*
Daniel E. Garrick(9)	44,250	*
Daniel J. Tarullo(10)	29,500	*
Stephen T. Yaggy(11)	42,150	*
All Directors, Director nominees and executive officers as a group (10 persons)	4,276,785	47%
(ii) Eaton Vance Corp.(12)	728,286	8%
255 State Street
Boston, MA 02109
Neuberger Berman, Inc.(13)	693,270	8%
605 Third Avenue
New York, NY 10158-3698
FMR Corp.(14)	684,171	8%
82 Devonshire Street
Boston, MA 02109
Royce & Associates, LLC(15)	520,400	6%
1414 Avenue of the Americas
New York, NY 10019

*                    Less than 1.0%.

(1)          Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares sole voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power. Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company’s Common Stock which a person has the right to acquire within sixty days pursuant to the exercise of stock options and warrants are deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. All directors and executive officers as a group hold options to purchase an aggregate of 764,338 shares of Common Stock.

(2)          Includes 2,102,227 shares held in a revocable trust as to which Mr. George E. Richmond has sole voting and dispositive power and 1,224,387 shares held in a trust as to which Mr. Richmond is a co-trustee and has sole voting power and shared dispositive power. Excludes 1,102 shares owned by Mr. Richmond’s spouse.

(3)          Includes 90,517 shares owned directly by Mr. Brennan, including 24,000 shares of restricted stock which vest over the next three years to which Mr. Brennan has voting power. Also includes 331,692 shares of Common Stock issuable to Mr. Brennan that may be acquired pursuant to stock options exercisable within sixty days. Excludes 3,000 shares held in trust for Mr. Brennan’s children over which Mr. Brennan does not have voting or dispositive power.

(4)          Includes 88,416 shares owned directly by Mr. Herbst, including 24,000 shares of restricted stock which vest over the next three years to which Mr. Herbst has voting power, 264,646 shares of Common Stock issuable to Mr. Herbst that may be acquired pursuant to stock options exercisable within sixty days, and 1,500 shares owned by Mr. Herbst’s daughters over which Mr. Herbst has voting and dispositive powers. Excludes 1,875 shares owned by Mr. Herbst’s spouse.

(5)          Includes 5,000 shares owned directly by Mr. Bremer and 12,500 shares of Common Stock issuable to Mr. Bremer that may be acquired pursuant  to stock options exercisable within sixty days.

(6)          Includes 5,000 shares of Common Stock issuable to Dr. Ferrillo that may be acquired pursuant to stock options exercisable within sixty days.

(7)          Includes 5,000 shares of Common Stock issuable to Mr. Sarni that may be acquired pursuant to stock options exercisable within sixty days.

(8)          Includes 30,000 shares of Common Stock issuable to Ms. Boehning that may be acquired pursuant to stock options exercisable within sixty days.

(9)          Includes 44,250 shares of Common Stock issuable to Mr. Garrick that may be acquired pursuant to stock options exercisable within sixty days.

(10)   Includes 250 shares of Common Stock owned by Mr. Tarullo and 29,250 shares of Common Stock issuable to Mr. Tarullo that may be acquired pursuant to stock options exercisable within sixty days.

(11)   Includes 150 shares of Common Stock owned by Mr. Yaggy and 42,000 shares of Common Stock issuable to Mr. Yaggy that may be acquired pursuant to stock options exercisable within sixty days.

(12)   Based on a Schedule 13G filed by Eaton Vance Corp. with the Securities and Exchange Commission dated February 14, 2005.

(13)   Based on a Schedule 13G filed by Neuberger Berman, Inc. with the Securities and Exchange Commission dated February 15, 2005. Neuberger Berman has sole voting power with respect to 66,860 shares and shared voting power with respect to 308,880 shares.

(14)   Based on a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission dated February 14, 2005.

(15)   Based on an Amendment to Schedule 13G filed by Royce & Associates, Inc. with the Securities and Exchange Commission dated February 3, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent (10%) of the Company’s Common Stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during 2004.

INDEPENDENT AUDITORS

KPMG LLP has been appointed by the Audit Committee to serve as the independent auditors for the Company and its subsidiary corporations for the fiscal year ending December 31, 2004.

The Board of Directors expects that representatives of KPMG LLP will be present at the Annual Meeting to respond to shareholders questions and to have the opportunity to make any statements they consider appropriate.

Set forth below is a summary of certain fees paid or payable to KPMG LLP for services for the years ended December 31, 2004 and December 31, 2003.

	2004	2003
Audit Fees & Reimbursed Expenses	$385,406	$167,000
Audit-Related Fees	0	0
Tax Fees	118,965	0
All Other Fees	82,556	114,588
Total	$586,927	$281,588

Below is a description of the nature of services comprising the fees disclosed for each category above.

Audit Fees

The Company estimates that the aggregate fees billed by KPMG LLP for professional services rendered in connection with (i)  the audit of the Company’s annual financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, (ii) the assessment and audit of the Company’s system of internal control and compliance with the Sarbanes-Oxley Act and (iii)  the review of the Company’s quarterly financial statements set forth in the Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, were $385,406. The Company paid KPMG LLP $167,000 for professional services rendered  in connection with (i) the audit of the Corporation’s annual financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and (ii) the review of the Company’s quarterly financial statements set forth in the Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003.

Audit-Related Fees

The Company did not pay KPMG LLP any audit-related fees in 2004 or 2003.

Tax Fees

Fees of $118,965 in 2004 were paid to KPMG LLP by the Company for income tax compliance and consulting services. Fees of $146,250 in 2003 were paid to Deloitte & Touche LLP by the Company for income tax compliance and consulting services.

All Other Fees

The Company incurred fees for all other services rendered by KPMG LLP totaling $82,556 for 2004 and $114,588 for 2003. These fees include benefit plan audit services and due diligence work performed by KPMG related to acquisitions.

The Audit Committee has advised the Company it has determined that the non-audit services rendered by the Company’s independent auditors during the years ending December 31, 2004 and December 31, 2003 are compatible with maintaining the independence of such auditors.

Pre-approval of Services by the External Auditor

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Corporation’s external auditor. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its external auditor and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. The Audit Committee pre-approved all audit and permitted non-audit services by the Company’s external auditors in 2004.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2006 Annual Meeting of Shareholders of the Company must be received by the Company at its address stated above by December 9, 2005 to be considered for inclusion in the Company’s proxy statement and proxy relating to such meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In order for a shareholder to bring other business before a shareholders meeting, notice must be received by the Company at its address stated above by February 21, 2006. Such notice must include various matters regarding the shareholder giving the notice and a description of the proposed business. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.

OTHER MATTERS

The Board of Directors does not intend to present to the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Shareholders” and does not know of any other matters to be brought before or voted upon at the meeting other than those referred to above. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors

Stephen T. Yaggy
Corporate Secretary
Date: April 8, 2005

The Company will furnish without charge to each person whose proxy is solicited, and to each person representing that as of the record date for the meeting he or she was a beneficial owner of shares entitled to be voted at the meeting, on written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Such written request should be directed to Young Innovations, Inc., Attention: Mr. Stephen T. Yaggy, Secretary, 13705 Shoreline Court East, Earth City, Missouri 63045.

YOUNG INNOVATIONS, INC.

Proxy for the Annual Meeting of Shareholders - May 12, 2005

This Proxy is solicited on behalf of the Board of Directors

The undersigned shareholder of YOUNG INNOVATIONS, INC., a Missouri corporation (the “Company”), hereby constitutes and appoints George E. Richmond and Stephen T. Yaggy, and each of them, his Attorneys and Proxies (with full power of substitution in each), and authorizes them to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 12, 2005, at 10:00 A.M. and at any adjournment thereof, and to vote the common stock of the Company held by the undersigned as designated below on proposal 1, and in their discretion on all other matters coming before the Meeting.

This proxy when properly executed will be voted in the manner directed by the shareholder, but if no direction is made, this Proxy will be voted FOR proposal 1

1.	ELECTION OF DIRECTORS:
	☐ FOR all nominees listed (except as marked below)	☐	WITHHOLD AUTHORITY
to vote for nominees listed below

George E. Richmond, Alfred E. Brennan, Brian F. Bremer, Marc R. Sarni and Patrick J. Ferrillo

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), print such nominee’s(s’) name(s) in the space provided below.)

PLEASE MARK (ON REVERSE SIDE), SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee or other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.

The signer hereby revokes all proxies heretofore given to vote at said meeting or any adjournment thereof.

Signature of Shareholder

Signature of Shareholder

DATED:	, 2005.